                                                                    EXHIBIT 11.1

                            VISIGENIC SOFTWARE, INC.

                 STATEMENTS OF COMPUTATION OF PRO FORMA COMMON
                             SHARES AND EQUIVALENTS

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

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
                                                           NINE MONTHS ENDED
                                                              DECEMBER 30,
                                              YEAR ENDED   -------------------
                                            MARCH 31, 1996   1995      1996
                                            -------------- --------  ---------
PRIMARY
Net loss..................................     $(4,379)    $ (3,666) $ (18,271)
                                               =======     ========  =========
Weighted average common shares
 outstanding..............................       2,779        2,780      6,085
Weighted average common equivalent shares:
  Weighted average preferred stock
   outstanding............................       2,875        2,818      3,050
Adjustments to reflect requirements of the
 Securities and
 Exchange Commission's Staff Accounting
 Bulletin No. 83:
  Common stock issuances..................       3,376        3,376      1,876
  Preferred stock issuances...............       1,069        1,069        594
  Common stock option grants..............         965          965        536
                                               -------     --------  ---------
Pro forma total weighted average common
 shares and equivalents...................      11,064       11,008     12,141
                                               =======     ========  =========
Pro forma net loss per share..............     $ (0.40)    $  (0.33) $   (1.51)
                                               =======     ========  =========
FULLY DILUTED
Net loss..................................     $(4,379)    $ (3,666) $ (18,271)
                                               =======     ========  =========
Weighted average common shares
 outstanding..............................       2,779        2,780      6,085
Weighted average common equivalent shares:
  Weighted average preferred stock
   outstanding............................       2,875        2,818      3,050
Adjustments to reflect requirements of the
 Securities and
 Exchange Commission's Staff Accounting
 Bulletin No. 83:
  Common stock issuances..................       3,376        3,376      1,876
  Preferred stock issuances...............       1,069        1,069        594
  Common stock option grants..............         965          965        536
                                               -------     --------  ---------
Pro forma total weighted average common
 shares and equivalents...................      11,064       11,008     12,141
                                               =======     ========  =========
Pro forma net loss per share..............     $ (0.40)    $  (0.33) $   (1.51)
                                               =======     ========  =========
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